Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated November 19, 2020, relating to the balance sheet of Spartan Acquisition Corp. II as of August 18, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 17, 2020 (inception) through August 18, 2020, appearing in the Registration Statement on Form S-1, File No. 333-249430, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 24, 2020